Exhibit (d)(34)

EXPENSE REIMBURSEMENT AGREEMENT

Agreement (“Agreement”) dated as of the              day of                     , 2011 by and between NORTHERN FUNDS (the “Trust”), a Delaware statutory trust and a registered investment company under the Investment Company Act of 1940, as amended and NORTHERN TRUST INVESTMENTS, INC. (“NTI”).

WHEREAS, NTI serves as investment adviser to Global Tactical Asset Allocation Fund of the Trust (the “Fund”) pursuant to an Amended and Restated Investment Advisory and Ancillary Services Agreement (the “Advisory Agreement”) among the Trust, NTI and Northern Trust Global Investments Limited dated January 29, 2008, as amended.

WHEREAS, the parties to this Agreement wish to provide for an undertaking by NTI to reimburse expenses for the Fund as set forth on Exhibit A.

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1. NTI shall, from the date of this Agreement, reimburse a portion of the operating expenses of the Fund as set forth on Exhibit A so that after such reimbursement the total annual net fund operating expenses of the Fund expressed as a percentage of average daily net assets shall not exceed the amount set forth on Exhibit A (“Expense Limit”). NTI shall first reimburse advisory fees payable by a Fund, and then reimburse other operating expenses of such Fund to the extent the amount of difference between the Fund’s operating expenses and the Expense Limit exceeds the advisory fees payable by the Fund.

2. The termination date of this Agreement is August 11, 2012 (the “Initial Term”). This Agreement shall continue automatically for periods of one year (each such one year period, a “Renewal Year”). This Agreement may be terminated, as to any succeeding Renewal Year, by either party upon 60 days’ written notice prior to the end of the current Initial Term or then current Renewal Year. Notwithstanding the foregoing, this Agreement may be terminated by the Trust’s Board of Trustees, with respect to the Fund, at any time if it determines that such termination is in the best interest of the Fund and its shareholders.

3. NTI acknowledges and agrees that it shall not be entitled to collect on or make a claim for reimbursed expenses that are the subject of this Agreement at any time in the future.

4. This Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

NORTHERN FUNDS

By:
Name:
Title:

NORTHERN TRUST INVESTMENTS, INC.

By:
Name:
Title:

2

Exhibit A

The Northern Funds

Name of Fund	Total Annual Net Fund Operating Expenses
(expressed as a percentage of each Fund’s average daily net assets)
Global Tactical Asset Allocation Fund	0.68%